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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment to the Registration Statement on Form SB-2, of General Devices, Inc. of our report dated March 16, 2005, except for the effects of a stock split described in Note 3, as to which the date is April 17, 2006, relating to the consolidated statement of operations, stockholders' equity (deficit) and cash flows of General Devices, Inc. for the year ended December 31, 2004, which appears in such Registration Statement. We also consent to the reference to us under the heading ‘‘Experts’’ in such Registration Statement.

/s/ AMPER, POLITZINER & MATTIA, P.C.

Edison, New Jersey
August 14, 2006